Exhibit 99.1

Tel-Instrument Electronics Corp. Reports Financial Results

For Fiscal Year 2024

East Rutherford, NJ – June 28, 2024 – Tel-Instrument Electronics Corp. (“Tel-Instrument,” “TIC,” or the “Company”) (OTCQB: TIKK), a leading designer and manufacturer of avionics test and measurement solutions, today reported a net income of $342K on revenues of $8.8 million for the 2024 fiscal year ended March 31, 2024.

Highlights include:

●	Revenues for the fiscal year ended March 31, 2024, increased $178K, or 2%, versus the prior fiscal year.
●	Gross margin for the 2024 fiscal year was 45.6%, or 10.3 percentage points increase over the prior fiscal year.
●	Operating expenses decreased by $666K, or 17% year-over-year, due primarily to client funded engineering projects.
●	Operating income was $737K as compared to an operating loss of $898K in the prior fiscal year.
●	Net income was $342K, compared to a net loss of $388K in the prior fiscal year.
●	Working capital increased $1.2 million or 39% to $4.3 million as compared to the prior fiscal year.
●	Backlog increased $640K from the prior year end to $7.2 million as of March 31, 2024.
●	Recent receipt of Airbus order for SDR/OMNI.

Mr. Jeffrey O’Hara, Tel-Instrument’s President and CEO commented, “The 2024 fiscal year was very difficult due to parts shortages that significantly impacted production. This parts procurement issues are gradually easing, and we expect strong growth in fiscal year 2025. We are extremely excited by the prospects of the SDR-OMNI and the SDR-OMNI/MIL. We were pleased that Airbus selected our SDR-OMNI test set for use in its world-wide manufacturing operations after an extensive technical evaluation. We are even more excited about the prospects for the SDR-OMNI/MIL which has the potential to replace thousands of obsolete test sets currently in use by the U.S. military. The SDR-OMNI and SDR-OMNI/MIL are the only multi-purpose avionic test set in the market that meets Class 1 military environmental specification. We are confident that these two multi-purpose test sets provide market leading capabilities. We are also introducing a GPS simulator software application this summer.

The CRAFT ECP contract will be critical for the Company as this is expected to generate five million dollars of annual production revenues, starting when the engineering work is completed. TIC successfully completed the Test Readiness Review (“TRR”) in April 2024. The next major milestone is the Production Readiness Review that is scheduled for later this year. We expect to start shipping upgraded Navy production units in the fourth quarter of FY 2025.

The Lockheed Martin F-35 MADL Test Set development program has been completed. We are currently in negotiations to supply up to 119 MADL test sets this year.

About Tel-Instrument Electronics Corp.

Tel-Instrument is a leading designer and manufacturer of avionics test and measurement solutions for the global commercial air transport, general aviation, and government/military aerospace and defense markets. Tel-Instrument provides instruments to test, measure, calibrate, and repair a wide range of airborne navigation and communication equipment. For further information please visit our website at www.telinstrument.com.

This press release includes statements that are not historical in nature and may be characterized as “forward-looking statements,” including those related to future financial and operating results, benefits, and synergies of the combined companies, statements concerning the Company’s outlook, pricing trends, and forces within the industry, the completion dates of capital projects, expected sales growth, cost reduction strategies, and their results, long-term goals of the Company and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. All predictions as to future results contain a measure of uncertainty and, accordingly, actual results could differ materially. Among the factors which could cause a difference are:  changes in the general economy; changes in demand for the Company’s products or in the cost and availability of its raw materials; the actions of its competitors; the success of our customers; technological change; changes in employee relations; government regulations; litigation, including its inherent uncertainty; difficulties in plant operations and materials; transportation, environmental matters; and other unforeseen circumstances.  A number of these factors are discussed in the Company’s previous filings with the U.S. Securities and Exchange Commission. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release. The safe harbor for forward-looking statements contained in the Securities Litigation Reform Act of 1995 (the “Act”) protects companies from liability for their forward-looking statements if they comply with the requirements of the Act.

Contact:	Pauline Romeo
Tel-Instrument Electronics Corp.
(201) 933-1600 (Ext 309)

TEL-INSTRUMENT ELECTRONICS CORP.

Consolidated Balance Sheets

Audited

ASSETS	March 31, 2024	March 31, 2023
Current assets:
Cash	$132,013	$3,839,398
Accounts receivable, net	1,110,548	900,881
Inventories, net	5,411,644	3,586,065
Restricted cash to support appeal bond	-	2,011,083
Prepaid expenses and other current assets	214,161	817,625
Total current assets	6,868,366	11,155,052

Equipment and leasehold improvements, net	73,195	85,167
Operating lease right-of-use assets	1,324,463	1,526,551
Deferred tax asset, net	2,450,657	2,627,935
Other assets	35,109	35,109

Total assets	$10,751,790	$15,429,814

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Line of credit	$690,000	$690,000
Operating lease liabilities - current portion	210,111	202,087
Accounts payable	1,276,935	322,582
Deferred revenues - current portion	72,803	123,117
Accrued expenses - vacation pay, payroll and payroll withholdings	248,713	240,034
Accrued legal damages	-	6,360,698
Accrued expenses - other	120,027	157,896
Total current liabilities	2,618,589	8,096,414

Operating lease liabilities – long-term	1,114,352	1,324,464
Other long term liabilities	45,501	53,416
Deferred revenues – long-term	119,721	173,883

Total liabilities	3,898,163	9,648,177

Commitments and contingencies

Stockholders’ equity Preferred stock, 1,000,000 shares authorized, par value $0.10 per share
Preferred stock, 500,000 shares 8% Cumulative Series A Convertible Preferred authorized, issued and outstanding, respectively par value $0.10 per share	4,115,998	3,875,998
Preferred stock, 320,000 shares 8% Cumulative Series B Convertible Preferred authorized; 233,334 and 166,667 issued and outstanding, par value $0.10 per share	1,704,701	1,207,367
Preferred stock, 166,667 shares 8% Cumulative Series C Convertible Preferred authorized; 53,500 and 0 issued, and outstanding, par value $0.10 per share	335,215	-
Common stock, 7,000,000 shares authorized, par value $.10 per share, 3,255,887 and 3,255,887 shares issued and outstanding, respectively	325,586	325,586
Additional paid-in capital	6,379,085	6,721,535
Accumulated deficit	(6,006,958)	(6,348,849

Total stockholders’ equity	6,853,627	5,781,637

Total liabilities and stockholders’ equity	$10,751,790	$15,429,814

TEL-INSTRUMENT ELECTRONICS CORP.

Consolidated Statements of Operations

Audited

	For the years ended March 31,
	2024	2023

Net sales	$8,809,087	$8,631,157

Cost of sales	4,791,734	5,582,407

Gross margin	4,017,353	3,048,750

Operating expenses:
Selling, general and administrative	2,114,945	2,098,684
Litigation expenses	9,870	33,988
Engineering, research, and development	1,155,750	1,814,198

Total operating expenses	3,280,565	3,946,870

Income (loss) from operations	736,788	(898,120)

Other income (expense):
Interest income	24,642	17,188
Interest expense	(70,086)	(157)
Interest expense – judgment	(198,535)	(263,425)
Other income, net	27,025	627,832

Total other (expense) income	(216,954)	381,438

Income (loss) before income taxes	519,834	(516,682)

Provision (benefit) for income taxes	177,943	(128,137)

Net income (loss)	341,891	(388,545)

Preferred dividends	(351,549)	(320,000)

Net loss attributable to common shareholders	$(9,658)	$(708,545)

Basic loss per common share	$(0.00)	$(0.22)
Diluted loss per common share	$(0.00)	$(0.22)

Weighted average number of shares outstanding
Basic and diluted	3,255,887	3,255,887